Exhibit 8.1

Akerman Senterfitt One Southeast Third Avenue 25th Floor Miami, Florida 33131 Tel: 305.374.5600 Fax: 305.374.5095

June 6, 2012

ARMOUR Residential REIT, Inc.
3001 Ocean Drive, Suite 201
Vero Beach, Florida 32963

Ladies and Gentlemen:

We have acted as counsel to ARMOUR Residential REIT, Inc., a Maryland corporation (the “Company”), and ARMOUR Residential Management, LLC, a Delaware limited liability company (the “Manager”), in connection with the sale (the “Transaction”) of up to an aggregate of 1,610,000 shares of the Company's 8.250% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, par value $0.001 per share (the “Series A Preferred Stock”), consisting of (i) 1,400,000 firm shares of Series A Preferred Stock and (ii) 210,000 shares of Series A Preferred Stock sold to cover over-allotments, pursuant to that certain Underwriting Agreement (the “Underwriting Agreement”) dated May 31, 2012 among the Company and the Manager, on the one hand, and Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as the representatives (the “Representatives”) of the underwriters (the “Underwriters”), on the other hand.

In rendering this opinion, we have examined and relied on the following documents, among other items:

1.	Articles of Amendment and Restatement of the Company;

2.	Bylaws of the Company;

3.	Amended and Restated Articles of Incorporation of ARMOUR Residential REIT,Inc.;

4.	a certificate of certain factual representations of the Company dated June 6, 2012 (the “Certificate of Representations”);

5.	copies of the 2009, 2010 and 2011 1120−REIT, U.S. Income Tax Return for Real Estate Investment Trusts, for the Company; and

6.
the shelf registration statement on Form S-3 as filed with the Securities and Exchange Commission on April 22, 2011 (the “Registration Statement”), the related form of prospectus included therein in the form in which it was transmitted to the Commission under the Securities Act and the related final prospectus supplement dated May 31, 2012 (the “Prospectus Supplement”).

BOCA RATON    DALLAS    DENVER    FORT LAUDERDALE    JACKSONVILLE    LAS VEGAS    LOS ANGELES    MADISON    MIAMI    NAPLES    NEW YORK    ORLANDO    PALM BEACH    SALT LAKE CITY
TALLAHASSEE    TAMPA    TYSONS CORNER    WASHINGTON, D.C.    WEST PALM BEACH

ARMOUR Residential REIT, Inc.
June 6, 2012

In our examination of the foregoing documents, we have assumed that (i) all factual representations and statements in such documents are true and correct, (ii) each party who has executed or adopted, or will execute or adopt, the documents had, or will have, the proper authority and capacity, (iii) any documents that have been provided to us in draft form will be executed, adopted and/or filed without material modification, and (iv) the Company will operate in accordance with the method of operation described in its organizational documents, the Registration Statement and the Certificate of Representations.

For purposes of rendering this opinion, we have also assumed (i) the accuracy of the factual representations contained in the Certificate of Representations and that each representation contained in the Certificate of Representations to the best of the Company’s knowledge is accurate and complete without regard to such qualification as to the best of the Company’s knowledge, (ii) that the Certificate of Representations has been executed by an appropriate and authorized officer of the Company, and (iii) the genuineness of the signature on the Certificate of Representations.

Based on the foregoing and in reliance thereon, and subject thereto and on an analysis of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby state our opinion that (1) commencing with its initial taxable year that ended on December 31, 2009, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Code, and its actual method of operation through the date of this opinion has enabled, and its proposed method of operation will continue to enable it, to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2012 and subsequent years, and (2) the discussion set forth in the Registration Statement under the heading “U.S. Federal Income Tax Considerations,” as supplemented by the related final Prospectus Supplement under the heading “Supplement to U.S. Federal Income Tax Considerations” constitutes, in all material respects, a fair and accurate summary under current law of the material United States Federal income tax consequences of the ownership and disposition of the securities being registered on the Registration Statement, subject to the qualifications set forth therein.  This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

ARMOUR Residential REIT, Inc.
June 6, 2012

The Company’s qualification as a REIT will depend upon the continuing satisfaction by the Company of the requirements of the Code relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping.  We do not undertake to monitor whether the Company actually will satisfy the various REIT qualification tests.  We express no opinion as to the laws of any jurisdiction other than the Federal income tax laws of the United States of America to the extent specifically referred to herein.

This opinion is furnished in connection with the Transaction described herein.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Akerman Senterfitt in the Registration Statement under the captions “Legal Matters” and “U.S. Federal Income Tax Considerations.”  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein, or of any subsequent changes in applicable law.

Very truly yours,

/s/ Akerman Senterfitt